Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”), effective as of March 24, 2026 (the “Effective Date”), is by and between Six Flags Entertainment Corporation, a Delaware corporation (the “Company”), and Richard Haddrill (the “Executive”).
WHEREAS, the Board of Directors of the Company (the “Board”) has appointed Executive as Executive Chair of the Company, effective as of the Effective Date; and
WHEREAS, the Company and Executive desire to enter into this Agreement to reflect the terms of Executive’s employment as Executive Chair of the Company.
NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
1.Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company as its Executive Chair upon the terms and conditions contained in this Agreement effective as of the Effective Date. Executive’s employment with the Company shall commence on the Effective Date and shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until the third (3rd) anniversary of the Effective Date (the “Term”). Notwithstanding the foregoing, during the final year of the Term, Executive and the Board may mutually agree that Executive shall serve as Chairman of the Board but not as Executive Chair, on such same compensation, RSA, PSU and benefit terms as are provided herein, and on such other terms as may be mutually agreed. The Term shall also be referred to hereunder as the “Employment Period.”
2.Duties. Except as may be agreed by the parties as provided above, Executive shall have the title of Executive Chair, and shall serve on the Board, and shall have such responsibilities and duties consistent with Executive’s position as set forth in the Company’s Corporate Governance Guidelines. During the Employment Period, Executive shall perform services in a capacity and in a manner consistent with Executive’s position for the Company, reporting to the full Board. For the avoidance of doubt, all members of Company management (not including Executive) shall report directly to the Chief Executive Officer (i.e. Executive Chair shall not have any direct reports). Notwithstanding the foregoing, Executive acknowledges that the Company intends to appoint a Lead Independent Director and understands and agrees that the Lead Independent Director will perform the responsibilities and duties consistent with such position as set forth in the Company’s Corporate Governance Guidelines. If requested by the Board, Executive shall also serve as a member of the board of directors of any entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (an “Affiliate”) without additional compensation.
Executive shall devote approximately 50% of his business time in year 1 and approximately 40% of his business time thereafter during the period that he remains Executive Chair. Consistent with the foregoing, Executive shall devote his attention and best efforts (excepting holidays, sick days and periods of disability) to

Executive’s employment and service with the Company; provided that this Section 2 shall not be interpreted as prohibiting Executive from (i) managing Executive’s personal investments, subject to the Corporate Governance Guidelines, (ii) engaging in charitable or civic activities, (iii) participating on boards of directors or similar bodies of non-profit organizations, or (iv) subject to the Company’s Corporate Governance Guidelines, participating on boards of directors or similar bodies of for-profit organizations, in each case, so long as such activities in the aggregate do not (a) materially interfere with the performance of Executive’s duties and responsibilities hereunder, (b) create a fiduciary conflict, or (c) with respect to (ii), (iii), and (iv) only, detrimentally affect the Company’s reputation as reasonably determined by the Company in good faith. Executive shall perform all duties hereunder loyally, in good faith, and in a manner consistent with Executive’s fiduciary duties and duty of loyalty to the Company and its stockholders. In accordance with the Company’s Code of Conduct and Ethics, Executive must make all business decisions solely in the best interest of the Company. Executive should avoid situations that might create a conflict of interest, which may occur when private interests interfere or appear to interfere in any way with the interests of the Company. Any position, interest, or activity financial or otherwise, direct or indirect, which could materially conflict with or impact Executive’s performance or that, could affect Executive’s independence or judgment concerning transactions with the Company, including with respect to any particular stockholder or stockholder representative, supplier, or competitor, could be a conflict. Executive shall promptly disclose to the Board or Chief Executive Officer any circumstance that could reasonably be expected to give rise to a conflict of interest or the appearance of a conflict of interest.
3.Location of Employment. It is expected that Executive shall perform his primary duties remotely; provided that, Executive (i) shall be available to work at the Company’s headquarters and other business offices as reasonably requested by the Board or Chief Executive Officer from time to time, (ii) shall attend meetings of the Board in person, to the extent requested, and (iii) travel as reasonably requested by the Board, or as determined in collaboration with the Chief Executive Officer, in connection with the performance of Executive’s duties hereunder.
4.Compensation.
4.1Base Salary.
(a)In consideration of all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary (the “Base Salary”) at an annual rate of $500,000 during the Employment Period.
(b)The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees and shall be subject to all required withholding taxes, including income, FICA, and Medicare contributions, and similar deductions.

4.2One-Time Equity Award. Effective as of the Effective Date, Executive shall be granted a one-time stock unit award (the “Equity Award”) under the Six Flags Entertainment Corporation 2024 Omnibus Incentive Plan (“Stock Incentive Plan”), comprised as follows: (i) 217,797 shares in the form of restricted stock awards (“RSAs”), vesting in twelve (12) equal quarterly installments through the third (3rd) anniversary of the grant date, subject to the continued employment of Executive on each such vesting date, and (ii) 373,367 shares in the form of performance stock units (“PSUs”), which shall be earned once specified Company performance goals are achieved, and (except as provided in Section 6.1(b) provided that Executive remains employed until the end of the calendar year in which the performance goals are achieved. The applicable performance period for the achievement of the performance goals shall be the Employment Period and, if the Employment Period continues until the end of the three (3) year Term, or if Executive’s employment terminates without Cause or for Good Reason, the performance period shall continue until the fifth (5th) anniversary of the Effective Date (as applicable, the “Performance Period”).
The Equity Award shall be further subject to the termination provisions set forth in Section 6.1(b) hereof. The terms and conditions of Equity Award, including the applicable Company performance goals for the PSUs, shall be set forth in the award agreement evidencing such award, which shall be separately provided to Executive.
4.3Stock Ownership Guidelines. Executive acknowledges and agrees that for the duration of the Term he will comply with the Company’s Stock Ownership Guidelines as an executive officer of the Company and will hold any shares received in settlement of equity awards for at least the duration of the Term.
5.Termination. Executive’s employment hereunder may only be terminated as follows:
5.1By Company. At the option of the Company by majority vote of the non-employee Board members:
(a)for Cause (as defined in Section 6.3 hereof and subject to the notice and cure provisions therein); or
(b)without Cause, but subject to thirty (30) days prior written notice to Executive.
5.2By Executive For Good Reason. At the option of Executive for Good Reason (as provided in Section 6.3 hereof); or
5.3By Executive Without Good Reason. At the option of Executive for any or no reason, on thirty (30) days prior written notice to the Company subject to Section 6.3 hereof to the extent applicable.
5.4By Reason of Death or Disability; expiration of Term, (i) Automatically in the event of the death of Executive, (ii) in the event of the Disability of Executive, at the option of the Company, by written notice to Executive or Executive’s personal representative, and (iii) automatically at the expiration of the Term under Section 1 hereof.
6.Termination Payments.
6.1Termination Without Cause or Resignation for Good Reason. If Executive’s employment is terminated at any time during the Employment Period by the Company without Cause or by Executive for Good Reason (as defined in Section 6.3 hereof), subject to Section 6.4 and Section 12.7 hereof, Executive shall be entitled to:
(a)Accrued Compensation. Within thirty (30) days following such termination: (i) payment of Executive’s accrued and unpaid Base Salary; and (ii) reimbursement of expenses under Section 7 hereof;
(b)Equity Award. With respect to the Equity Award, as shall be further set forth in the award agreement that will evidence the Equity Award, Executive shall (i) become vested on a pro-rata basis in the outstanding RSAs, based on the period of employment through the termination date (and, to avoid doubt, not merely through the prior quarterly vesting date), and (ii) become vested in outstanding PSUs, without regard to any continued employment requirement, based on actual performance under the award measured through the end of the Performance Period, subject in all cases to Executive’s compliance with the terms of this Agreement, including the restrictive covenants set forth in Section 8 hereof, subject to the terms of Section 9.1. Notwithstanding the foregoing, in the event of a termination by the Company without Cause or resignation by Executive for Good Reason within the eighteen- (18-) month period following a Change in Control (as defined in the Stock Incentive Plan), Executive shall become vested in all outstanding RSAs and PSUs under the Equity Award, without regard to any continued employment requirement, subject in the case of PSUs to the achievement of performance goals under the award through the date of the Change in Control, provided that not less than 124,456 PSUs shall become vested in connection with such Change in Control without regard to performance goals.
(c)Other Accrued Amounts, All other accrued amounts or accrued benefits due to Executive in accordance with the Company’s benefit plans, programs or policies (other than severance).
6.2Termination For Any Other Reason. Upon the termination of Executive’s employment for any reason other than by the Company without Cause or by Executive for Good Reason, including without limitation a termination by the Company for Cause, a resignation by Executive without Good Reason, in the event of death or Disability, or upon expiration of the Term, Executive or Executive’s legal representatives shall be entitled to receive the payments and benefits described under Section 6.1 (a) and Section 6.1 (c) hereof. To avoid doubt, in the event of a termination due to an expiration of the Term, the Performance Period for the PSUs shall remain outstanding and in effect. Upon any resignation of Executive’s employment without Good Reason or termination of Executive’s employment by the Company for Cause, any shares previously issued in settlement of PSUs upon achievement of the applicable performance goals in the calendar year in which termination occurs shall be subject to clawback (forfeiture) on a pro-rata basis, based on the number of days remaining in the calendar year in which the performance goal was achieved (if any), divided by 365.
6.3Certain Definitions. For purposes of this Agreement:
(a)“Cause” shall mean:
(i)Executive’s willful and continued failure to perform his duties hereunder or to follow the lawful direction of the Board or a material breach of fiduciary duty after written notice specifying the failure or breach;
(ii)Theft or fraud, with regard to the Company or in connection with Executive’s duties;
(iii)Executive’s conviction of (or pleading guilty or nolo contendere to) a felony or any lesser offense involving fraud, or moral turpitude;
(iv)material violation of the Company’s Code of Conduct or similar written policies after written notice specifying the failure or breach;
(v)an act of gross negligence or willful misconduct by Executive that relates to the affairs of the Company;
(vi)a material breach by Executive of any provision of this Agreement;
(vii)a final, non-appealable determination by a court or other governmental body of competent jurisdiction that a material violation by Executive of federal or state securities laws has occurred; or
(viii)as provided in Section 12.1 hereof.
provided however, that Cause shall not exist unless (A) the Company has given Executive written notice of any termination, setting forth the conduct that is alleged to constitute Cause, within thirty (30) days of the first date on which the Company has knowledge of such conduct, and (B) the Company has provided Executive at least thirty (30) days following the date on which such notice is provided to both meet with the Board and to cure such conduct and Executive has failed to do so. Failing such cure, a termination of employment by the Company for Good Reason shall be effective on the day following the expiration of such cure period. Failure to achieve any specified performance goals shall not constitute Cause.

(b)“Disability” shall mean a physical or mental incapacity or disability which has rendered, or is likely to render, Executive unable to perform Executive’s material duties for a period of either (i) one hundred eighty (180) days in any twelve- (12-) month period or (ii) ninety (90) consecutive days, as determined by a medical physician selected by the Company.
(c)“Good Reason” shall mean, without Executive’s express consent:
(i)any material diminution in Executive’s responsibilities or duties as Executive Chair as described herein;
(ii)any reduction in Executive’s Base Salary under Section 4.1(a) hereof;
(iii)a material breach of this Agreement by the Company; or
(iv)any adverse change in the reporting relationship as set forth in Section 2 hereof.
provided however, that no event described in clause (i) or (ii) shall constitute Good Reason unless (A) Executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days of the first date on which Executive has knowledge of such conduct, and (B) Executive has provided the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so. Failing such cure, a termination of employment by Executive for Good Reason shall be effective on the day following the expiration of such cure period.
(d)“Non-Solicitation Period” shall mean during Executive’s employment and (i) the twenty-four- (24-) month period immediately following the date of Executive’s termination, but if such period of time is deemed unreasonable or overbroad by a court of law, then: (ii) eighteen (18) months thereafter, but if such period of time is deemed unreasonable by a court of law, then (iii) twelve (12) months thereafter.
6.4Conditions to Payment. All payments and benefits due to Executive under this Section 6 which are not otherwise required by law shall be payable only if Executive (or Executive’s beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) a general release of all claims in the form attached hereto as Exhibit A, provided that, if necessary, such general release may be updated and revised to comply with applicable law to achieve its intent. Such general release shall be executed and delivered (and no longer subject to revocation) within sixty (60) days following termination and provided further that if the sixty- (60-) day period begins in one calendar year and ends in a second calendar year, payments shall always be made in the second calendar year. Failure to timely execute and return such release or revocation thereof shall be a waiver by Executive of Executive’s right to termination payments and benefits pursuant to this Section 6 (which, for the avoidance of doubt, shall not include any amounts described in Section 6.1(a) and Section 6.1(c) hereof). In addition, such termination payments and benefits shall be conditioned on Executive’s compliance with Section 8 hereof as provided in Section 9 hereof.
6.5No Other Termination Payments or Benefits. Executive hereby acknowledges and agrees that, other than as described in this Agreement, upon termination of employment Executive shall not be entitled to any other termination payments or benefits under any Company benefit plan or severance plan or policy generally available to the Company’s employees or otherwise.
7.Reimbursement of Expenses. Subject to Section 6.4 and Section 12.7 hereof, the Company shall reimburse Executive for reasonable and necessary expenses actually incurred by Executive directly in connection with the business and affairs of the Company and the performance of Executive’s duties hereunder upon presentation of proper receipts or other proof of expenditure and in accordance with the guidelines and limitations established by the Company as in effect from time to time; provided that Executive shall present all such proper receipts or other proof of expenditure promptly following the date the expense was incurred, but in no event later than 30 days after the date the expense was incurred, and reimbursement shall be made promptly thereafter. When traveling for Company business, Executive shall be subject to Company travel policies, and is entitled to business or first class air travel. The Company further agrees that the Executive may travel by private plane, and in such event, the Company will reimburse the Executive for the typical costs of first-class air travel (as determined by the Company) for such flights (with the Executive paying all other costs related to such flights). The Company promptly shall reimburse the Executive for up to $20,000 in legal fees for the review and negotiation of this Agreement, subject to documentation of the expense. The Company shall reimburse the Executive for a portion of the cost of the Executive’s personal secretary, which portion shall be indicated by the Executive reasonably and in good faith, and which shall be consistent with the allocation of Executive’s time to the Company (as compared with to the Executive’s other business activities), as provided in this Agreement, subject to a maximum expense of $60,000 annualized. If requested by Executive, the Company shall review all expenses of Executive each calendar quarter to verify compliance.
8.Restrictions on Activities of Executive.
8.1Confidentiality.
(a)Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all “Confidential Information” (as defined herein). The parties hereto recognize that the services to be performed by Executive pursuant to this Agreement are special and unique, and that by reason of his employment by the Company after the Effective Date, Executive will acquire, or may have acquired, Confidential Information. Executive recognizes that all such Confidential Information is and shall remain the sole property of the Company, free of any rights of Executive, and acknowledges that the Company has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, in consideration of Executive’s employment with the Company pursuant to this Agreement, Executive agrees that at all times from and after the Effective Date, he will not, directly or indirectly, disclose to any person, stockholder (or stockholder representative), firm, company or other entity (other than the Company) any Confidential Information, except as specifically required in the performance of his duties hereunder, without the prior written consent of the Company, except to the extent that (i) any such Confidential Information becomes generally available to the public, other than as a result of a breach by Executive of this Section 8.1 or by any other executive officer of the Company subject to confidentiality obligations, or (ii) any such Confidential Information becomes available to Executive on a non- confidential basis from a source other than the Company, or its executive officers or advisors; provided that such source is not known by Executive to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party. In addition, it shall not be a breach of the confidentiality obligations hereof if Executive is required by law to disclose any Confidential Information; provided that in such case, Executive shall (x) give the Company the earliest notice possible that such disclosure is or may be required and (y) cooperate with the Company, at the Company’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential Information which must be so disclosed. The obligations of Executive under this Section 8.1 shall survive any termination of this Agreement. During the Employment Period Executive shall exercise all due and diligent precautions to protect the integrity of the business plans, customer lists, statistical data and compilation, agreements, contracts, manuals or other documents of the Company which embody the Confidential Information, and upon the expiration or the termination of the Employment Period, Executive agrees that all Confidential Information in his possession, directly or indirectly, that is in writing or other tangible form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by Executive or furnished to any person, either by sample, facsimile film, audio or video cassette, electronic data, verbal communication or any other means of communication. Executive agrees that the provisions of this Section 8.1 are reasonably necessary to protect the proprietary rights of the Company in the Confidential Information and its trade secrets, goodwill and reputation.
(b)For purposes hereof, the term “Confidential Information” means all information developed or used by the Company relating to the “Business” (as herein defined), operations, employees, customers, suppliers and distributors of the Company, including, but not limited to, customer lists, purchase orders, financial data, pricing information and price lists, business plans and market strategies and arrangements and any strategic plan, all books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, production data, sales materials and records, purchasing materials and records, personnel records, quality control records and procedures included in or relating to the Business or any of the assets of the Company and all trademarks, copyrights and patents, and applications therefore, all trade secrets, inventions, processes, procedures, research records, market surveys and marketing know-how and other technical papers. The term “Confidential Information” also includes any other information heretofore or hereafter acquired by the Company and deemed by it to be confidential. For purposes of this Agreement, the term “Business” shall mean: (i) the business of amusement and water parks; (ii) leisure theme parks; (iii) any other business engaged in or being developed (including production of materials used in the Company’s businesses) by the Company, or being considered by the Company, at the time of Executive’s termination, in each case, to the extent such business is primarily related to the business of amusement and water parks or leisure theme parks; and (iv) any joint venture, partnership or agency arrangements relating to the businesses described in (b)(i) through (iii) above provided that, in determining when an entity is in a “Business”, the Board will not act unreasonably in making such determination.
(c)Notwithstanding Executive’s obligations in this Agreement relating to Confidential Information, this Agreement shall not be applied to limit or interfere with Executive’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission (a “Government Agency”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Agency, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Agency. Additionally, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (z) in court proceedings if the Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, or to the Executive’s attorney in such lawsuit, provided that the Executive must file any document containing the trade secret under seal, and the Executive may not disclose the trade secret, except pursuant to court order. The activities or disclosures described in this Section 8.1(c) shall be referred to in this Agreement as “Protected Activities.” Notwithstanding the foregoing, under no circumstance will the Executive be authorized to make any disclosures as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of an authorized officer designated by the Company.

8.2Non-Solicitation.
(a)Executive agrees that, at all times from after the Effective Date, Executive will not, either personally or by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company, firm, or other entity, except in his capacity as an executive of the Company:
(i)seek to persuade any employee of the Company to discontinue his or her status or employment therewith or to become employed in a business or activities likely to be competitive with the Business; or
(ii)solicit any such person who was providing services to the Company within twelve (12) months prior to the date of such solicitation or employment, or hire any such person who is a member of Company’s senior management, in any locality or region of the United States or Canada and in each and every other area where the Company conducts its Business;
provided, however, that the restrictions set forth in this Section 8.2(a) shall cease upon the expiration of the Non-Solicitation Period and shall not prohibit Executive from engaging in general solicitation for employees, so long as such solicitation is general in nature and does not specifically target any employee of the Company.
8.3Assignment of Inventions.
(a)Executive agrees that during employment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company’s strategic plans, products, processes or apparatus or the Business (collectively, “ Inventions “), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against Executive or any of Executive’s assignees.
Regardless of the status of Executive’s employment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during employment with the Company.
(b)Whether during or after the Employment Period, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Executive’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.
8.4Return of Company Property. Within ten (10) days following the date of any termination of Executive’s employment, Executive or Executive’s personal representative shall return all property of the Company in Executive’s possession, including but not limited to all Company-owned computer equipment (hardware and software), telephones, facsimile machines, smart phones, cell phones, tablet computer and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the Business, the Company’s customers and clients or its prospective customers and clients. Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information, (ii) information showing Executive’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company which he received in Executive’s capacity as a participant.
8.5Resignation as an Officer and Director. Upon any termination of Executive’s employment, Executive shall be deemed to have resigned, to the extent applicable as an officer of the Company, a member of the Board, and a member of the board of directors or similar body of any of the Company’s Affiliates and as a fiduciary of any Company benefit plan. On or immediately following the date of any termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).
8.6Cooperation. During employment and the Non-Solicitation Period, Executive shall give Executive’s assistance and cooperation willingly, upon reasonable advance notice (which shall include due regard to the extent reasonably feasible for Executive’s employment obligations and prior commitments), in any matter relating to Executive’s position with the Company, or Executive’s knowledge as a result thereof as the Company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he was involved or had knowledge by virtue of Executive’s employment with the Company. The

Company will reimburse Executive for reasonable out-of-pocket travel costs and expenses incurred by him (in accordance with Company policy) as a result of providing such assistance, upon the submission of the appropriate documentation to the Company.
8.7Non-Disparagement. During his employment with the Company and at any time thereafter, Executive agrees not to disparage or encourage or induce others to disparage the Company, any of its respective employees that were employed during Executive’s employment with the Company or any of its respective past and present, officers, directors, products or services (the “Company Parties”), and the Company agrees to provide an instruction to the members of the Company’s Board not to disparage Executive. For purposes of this Section 8.7, the term “disparage” includes, without limitation, comments or statements to the press, to the Company’s employees or to any individual or entity with whom the Company has a business relationship (including, without limitation, any vendor, supplier, customer or distributor), or any public statement, that in each case is intended to, or can be reasonably expected to, materially damage either Executive or the Company Parties, but does not include the Executive’s evaluations of, and comments concerning, Company employees made to the Board or the Chief Executive Officer in the scope of Executive’s employment. Notwithstanding the foregoing, nothing in this Section 8.7 shall prevent Executive from engaging in any Protected Activities or from Executive or a Company Party from making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over Executive.
8.8Tolling. In the event of any violation of the provisions of this Section 8 as finally determined by a court of competent jurisdiction, Executive acknowledges and agrees that the post- termination restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
8.9Survival. This Section 8 and Section 9 hereof shall survive any termination or expiration of this Agreement or employment of Executive.
9.Remedies; Scope.
9.1It is specifically understood and agreed that any breach of the provisions of Section 8 of this Agreement is likely to result in irreparable injury to the Company (or to Executive in the case of Section 8.7) and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have in the event of a breach or threatened breach of Section 8 above, the Company (or Executive in the case of a breach of Section 8.7) shall be entitled to enforce the specific performance of this Agreement and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated. Furthermore, in the event of any material and willful breach of the provisions of Section 8.2 above or a material and willful breach of any other provision in Section 8 above, as finally determined by a court of competent jurisdiction (the “Forfeiture Criteria”), the Company shall be entitled to cease making any termination payments or benefits being made pursuant to Section 6(b) above, and in such event, if such breach of Section 8 above satisfies the Forfeiture Criteria and occurs while Executive is receiving termination payments or benefits in accordance with Section 6(b) above (regardless whether the Company discovers such breach during such period of such termination payment or receipt of benefits or anytime thereafter), the Company shall be entitled to recover any such termination payments or costs of benefits received by Executive.
9.2Scope. Executive has carefully considered the nature and extent of the restrictions upon Executive and the rights and remedies conferred upon the Company under Section 8 and Section 9.1 , and hereby acknowledges and agrees that the same are reasonable and necessary in time and territory, are intended to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the business interests of the Company, and do not confer a benefit upon the Company disproportionate to the detriment to Executive.
10.Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
11.Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered (a) by hand or mailed by certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:
If to the Company:    8701 Red Oak Boulevard
Charlotte, NC 28217
Attn: Chief Legal & Compliance Officer
If to Executive:    The last address shown on records of the Company or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 11.
12.Miscellaneous.
12.1Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, and further that Executive is not subject to any limitation on his activities on behalf of the Company as a result of agreements into which Executive has entered except for obligations of confidentiality with former employers. To the extent this representation and warranty is not true and accurate, it shall be treated as a Cause event and the Company may terminate Executive for Cause or not permit Executive to continue employment. Executive acknowledges and agrees that he has had the opportunity to consult with legal counsel or other advisor of his choice, that he is entering into this Agreement knowingly, voluntarily, and of his own free will, that he is relying on his own judgment in doing so, and that he fully understands the terms and conditions contained herein.
12.2No Mitigation; Offset In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement.
12.3Entire Agreement; Amendment Except as otherwise expressly provided herein and as further set forth in the grant agreement of any equity awards, this Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings, term sheets and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.
12.4Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company’s assets. Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. All rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.
12.5Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.
12.6Reporting and Withholding. The Company shall be entitled to report all income and withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign income tax withholding, FICA contributions, Medicare contributions, or other taxes, charges or deductions which it is from time to time required to withhold or that Executive has authorized the Company to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

12.7Code Section 409A. Notwithstanding anything to the contrary contained in this Agreement:
(a)The parties agree that this Agreement shall be interpreted to comply with or, to the extent possible, be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Except to the extent attributable to a breach of this Agreement by the Company, in no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” if no exemption or exclusion from Section 409 (A) is determined to apply, such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12.7(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum with interest at the prime rate during the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates and in the normal payment forms specified for them herein.
(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
(d)For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company, unless provided otherwise herein.
12.8[RESERVED].
12.9Indemnification; Liability Insurance. To the extent provided in the Company’s Code of Regulations and Certificate of Incorporation, and subject to the limitations on indemnification provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations thereto (the “Dodd-Frank Act”), the Company shall indemnify Executive for losses or damages incurred by Executive as a result of all causes of action arising from Executive’s performance of duties for the benefit of the Company, whether or not the claim is asserted during the Employment Period. Executive shall be provided with the same level of directors and officers liability insurance coverage provided to other directors and officers of the Company on the same terms and conditions applicable to such other directors and officers.
12.10Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of North Carolina, without regard to the conflicts of law provisions thereof.
12.11Consent to Jurisdiction. Any action by the parties hereto related to this Agreement may be instituted in any state or federal court having proper subject matter jurisdiction located within the State of Texas, or in any other court in which jurisdiction is otherwise proper. Accordingly, the Company and the Employee irrevocably and unconditionally (a) submit to the jurisdiction of any such court and (b) waive any objection to the laying of venue of any such action brought in such court and (ii) any claim that any such action brought in any such court has been brought in an inconvenient forum.
12.12Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.
[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY

By:/s/ Brian Nurse
Name: Brian Nurse
Title: Chief Legal and Compliance Officer and Corporate Secretary

[Signature Page to Executive Chair Agreement]

EXECUTIVE

/s/ Richard Haddrill
Richard Haddrill

[Signature Page to Executive Chair Agreement]

Exhibit A
RELEASE AGREEMENT
This RELEASE AGREEMENT (this “Agreement”) dated __________________, is made and entered into by and between Six Flags Entertainment Corporation, a Delaware corporation (the “Company”), and Richard Haddrill (the “Employee”).

WHEREAS, the Company and the Employee previously entered into an Employment Agreement dated March 24, 2026 (the “Employment Agreement”); and

WHEREAS, the Employee’s employment the Company has terminated effective _______________.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Employee agree as follows:

1.General Release and Waiver of Claims.
(a)In consideration of Employee’s right to receive the payments and benefits set forth in Sections 6 of the Employment Agreement, the Employee, on behalf of himself and his heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to for purposes of this Section 1 as “Employee”), hereby agrees to irrevocably and unconditionally waive, release and forever discharge the Company and its past, present and future affiliates and related entities, parent and subsidiary corporations, divisions, shareholders, predecessors, current, former and future officers, directors, employees, trustees, fiduciaries, administrators, executives, agents, representatives, successors and assigns (collectively, the “Company Released Parties”) from any and all waivable claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed, foreign or domestic (hereinafter collectively referred to as “claims”) which he has now or in the future may claim to have against any or all of the Company Released Parties based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the date of the Employee’s execution of this Agreement. Such claims include, without limitation, claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq .; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq .; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq .; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq .; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681

et seq .; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; any other federal, state or local statutory laws relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise; or any other federal, state or local constitution, statute, rule, or regulation, including, but not limited to, any ordinance addressing fair employment practices; any claims for employment or reemployment by the Company Released Parties; any common law claims, including but not limited to actions in tort, defamation and breach of contract; any claim or damage arising out of Employee’s employment with or separation from the Company Released Parties (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; and any and all claims for counsel fees and cost.
(b)To the fullest extent permitted by law, and subject to the provisions of Section 1.d and 1.e below, Employee represents and affirms that Employee has not filed or caused to be filed on Employee’s behalf any claim for relief against the Company or any releasee and, to the best of Employee’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any releasee on Employee’s behalf. In the event Employee has filed or caused to be filed on Employee’s behalf any such claim for relief, Employee shall promptly withdraw and dismiss such claim with prejudice.
(c)In waiving and releasing any and all waivable claims whether or not now known, Employee understands that this means that, if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Agreement will remain effective in all respects — despite such different or additional facts and the later discovery of such facts, even if the party would not have agreed to this Agreement if such party had prior knowledge of such facts.
(d)Nothing in this Section 1, or elsewhere in this Agreement, prevents or prohibits Employee from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Employee understands that, because Employee is waiving and releasing, among other things, any and all claims for monetary damages and any other form of personal relief (per Section 1.a above), Employee may only seek and receive non-monetary forms of relief through any such claim.
(e)Nothing in this Section 1, or elsewhere in this Agreement, is intended as, or shall be deemed or operate as, a release by the Employee (i) of any claims for payments to which the Employee is entitled under the express language of Section 6 of the Employment Agreement, (ii) of any claims for vested benefits (e.g., medical or 401(k) benefits) (iii) vested RSA and/or PSU rights (including with respect to the Performance Period), as provided in the Employment Agreement and (iv) of any right that the Employee had or has to be indemnified, to have expenses advanced and to be defended by any Company Released Party, and any associated rights, under Section 12.9 of the Employment Agreement or any document referred to therein, or to coverage under the applicable directors and officers insurance policy and any run-off policy thereto, including as provided in such Section 12.9.
2.No Admission of Liability. It is understood that nothing in this Agreement is to be construed as an admission on behalf of the Company Released Parties or the Employee of any wrongdoing with respect to the other party, any such wrongdoing being expressly denied.
3.Acknowledgement of Waiver and Release of Claims Under ADEA.
(a)The Employee acknowledges that, pursuant to Section 1 hereof, he is agreeing to waive and release any claims he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that he is doing so knowingly and voluntarily. The Employee also acknowledges that the consideration given for the ADEA waiver and release under this Agreement is in addition to anything of value to which the Employee was already entitled. The Employee further acknowledges that he has been advised by the Company, as required by the ADEA, that:
(i)the ADEA waiver and release contained in this Agreement does not apply to any rights or claims that may arise after the date he signs this Agreement;
(ii)he should consult with an attorney prior to signing this Agreement (although he may choose voluntarily not to do so);
(iii)he has twenty-one (21) days within which to consider this Agreement (although he may choose voluntarily to sign it earlier);
(iv)he has seven (7) days following the date he signs this Agreement to revoke this Agreement by delivering a written notice of such revocation to [PERSON/ADDRESS]; and
(v)this Agreement shall not become effective or enforceable until the first day following the end of the seven-day revocation period; provided that the Employee has signed, returned and not revoked this Agreement in accordance with the terms hereof.
(b)Nothing in this Agreement shall prevent the Employee from challenging or seeking a determination in good faith of the validity of the ADEA waiver and release contained in this Agreement, nor does it prevent the Employee from filing a charge with the EEOC to enforce the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
Miscellaneous.
(a)Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of North Carolina without giving effect to its conflict of laws principles.

(b)Consent to Jurisdiction. Any action by the parties hereto related to this Agreement may be instituted in any state or federal court having proper subject matter jurisdiction located within the State of Texas, or in any other court in which jurisdiction is otherwise proper. Accordingly, the Company and the Employee irrevocably and unconditionally (a) submit to the jurisdiction of any such court and (b) waive any objection to the laying of venue of any such action brought in such court and (ii) any claim that any such action brought in any such court has been brought in an inconvenient forum.
(c)Prior Agreements. Unless stated otherwise expressly herein, the terms and conditions of the Employment Agreement shall remain in full force and effect, but solely to the extent provided under their terms.
(d)Construction. There shall be no presumption that any ambiguity in this Agreement should be resolved in favor of one party hereto and against another party hereto. Any controversy concerning the construction of this Agreement shall be decided neutrally without regard to authorship.
(e)Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will, when executed by the parties hereto, together constitute but one agreement. Facsimile and electronic signatures shall be deemed to be the equivalent of manually signed originals.

THE UNDERSIGNED HAVE CAREFULLY READ THE FOREGOING AGREEMENT, KNOW THE CONTENTS THEREOF, FULLY UNDERSTAND IT, AND SIGN THE SAME AS HIS OR ITS OWN FREE ACT.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

COMPANY

By:___________________________
Name:
Title:

EMPLOYEE

______________________________
Richard Haddrill